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                                                                   EXHIBIT 23.12

                    CONSENT OF DEUTSCHE BANK SECURITIES INC.


The Board of Directors
Ocean Energy, Inc.
1001 Fannin Street, Suite 1600
Houston, Texas 77002

We hereby consent to (i) the inclusion of our opinion letter, dated February 23, 2003, to the Board of Directors of Ocean Energy, Inc. ("Ocean") as Annex B to the Joint Proxy Statement / Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "Summary -- Opinion of Ocean's Financial Advisor"; "The Merger -- Background of the Merger"; "The Merger -- Recommendation of Ocean's Board of Directors and Reasons for the Merger" and "The Merger -- Opinions of Financial Advisors-Opinion of Deutsche Bank Securities Inc.--Financial Advisor to Ocean." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "Experts" as used in the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.



                                   /s/ DEUTSCHE BANK SECURITIES INC.
                                   ---------------------------------
                                       DEUTSCHE BANK SECURITIES INC.


March 07, 2003